UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 19, 2006

TERADYNE, INC.

(Exact Name of Registrant as Specified in Charter)

Massachusetts	001-06462	04-2272148
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Riverpark Drive, North Reading, Massachusetts	01864
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code     (978) 370-2700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(b) On December 19, 2006, Amy McAndrews resigned as Teradyne, Inc.’s (“Teradyne’s”) Corporate Controller and principal accounting officer, effective on the same day, to assume the role of Semiconductor Test Division Operations Controller currently held by Donald Hamman who will be transitioning into retirement. Ms. McAndrews was succeeded by Daniel Tempesta as described in more detail in paragraph (c) below.

(c) On December 19, 2006, the Board of Directors of Teradyne appointed Daniel Tempesta as its Corporate Controller and principal accounting officer, effective on the same day. Also on that same day, the Board of Directors reappointed Gregory R. Beecher as Treasurer, to fill the vacancy created by Mr. Tempesta’s resignation as Treasurer to assume the role of Corporate Controller. Mr. Beecher will continue to serve as Teradyne’s Vice President and Chief Financial Officer and will receive no additional compensation for his service as Treasurer.

Mr. Tempesta became Teradyne’s Corporate Controller and principal accounting officer on December 19, 2006. Mr. Tempesta previously served as Teradyne’s Treasurer from March 2005 to December 2006. From February 2004 to March 2005, Mr. Tempesta was Teradyne’s Finance Manager leading Teradyne’s implementation of Section 404 of the Sarbanes-Oxley Act of 2002. From 1992 until 2004, Mr. Tempesta served in various positions at PricewaterhouseCoopers LLP and most recently as a Senior Manager in the audit practice. Mr. Tempesta is 36 years old.

Mr. Tempesta has previously entered into Teradyne’s standard form of agreement for all employees containing customary confidentiality, invention assignment and non-compete provisions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TERADYNE, INC.

Dated: December 20, 2006

By:   /s/  Gregory R. Beecher

        Name: Gregory R. Beecher

        Title: V.P. & Chief Financial Officer